Exhibit 10.5
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EOG RESOURCES, INC.
RESTRICTED STOCK AWARD AGREEMENT
Grantee: [NAME] [EMPLOYEE ID]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock shares as follows:

Date of Grant:	[GRANT DATE]
Shares of Restricted Stock awarded under this Grant:	[# SHARES]
This Restricted Stock Grant is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”), which is hereby made a part of this Agreement. A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the “Company”). All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock book entry will be maintained by the Company (or its agent) until you become vested in the Restricted Stock shares. You will have voting rights with respect to the Company common stock represented by such Restricted Stock shares.
The Compensation Committee of the Board of Directors of the Company pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Grant in accordance with the terms set forth below.
Assuming your continuous employment with the Company or an Affiliate, this Award shall vest on [Five year anniversary of grant date] and the Restricted Stock shares shall be released on the first business day following [Five year anniversary of grant date] (or as soon as administratively practicable thereafter). Except as provided below, if your employment with the Company or an Affiliate does not continue until [Five year anniversary of grant date], this Award shall terminate and all Restricted Stock shares awarded hereunder shall be forfeited and canceled. If your employment with the Company or an Affiliate terminates due to death, Disability, Retirement after attaining age 62 with at least five years of service with the Company, or upon a Change in Control of the Company (as described in Article XIII of the Plan) on or before [Five year anniversary of grant date], all forfeiture restrictions on the Restricted Stock shares awarded hereunder shall lapse and all shares shall be released to you as soon as administratively practicable following the date of vesting (but no later than 2 1/2 months following the end of the year in which such shares vest). If your employment with the Company or an Affiliate terminates voluntarily and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company (a condition of which shall include your entering into a six-month noncompetition agreement with the Company), for each whole year that has passed since [Grant Date] 20% of the Restricted Stock shares awarded hereunder shall be released to you six months following the effective date of such Company-approved Retirement; provided that you do not violate the provisions of your noncompetition agreement, in which case, under the terms of this Agreement, all Restricted Stock shares shall be forfeited and canceled. In the event of Involuntary Termination for any reason other than performance reasons prior to [Five year anniversary of grant date], for each whole year that has passed since [Grant Date] 20% of the Restricted Stock shares awarded hereunder shall be released to you as soon as administratively practicable following the effective date of such Involuntary Termination (but no later than 2 1/2 months following the end of the year in which you were terminated). In the event of Involuntary Termination for performance reasons, Termination for Cause, or voluntary termination prior to [Five year anniversary of grant date], all Restricted Stock shares awarded hereunder shall be forfeited and canceled.